Exhibit 3.2

Amendment No. 11
to the
Husker Ag, LLC
Second Amended and Restated
Operating Agreement

1. Section 4.3 of the Operating Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“4.3 Minimum Transfers and Maximum Ownership.

(a) Beginning August 31, 2005, (i) no Member shall Transfer fewer than five (5) Units to any transferee (except in the case where all Units owned by a Member are transferred to a single transferee); and (ii) no Member shall Transfer any Units that would result in the transferor owning fewer than five (5) Units after the Transfer. Any Member that wishes to make such a Transfer may request the Company to redeem the affected Units pursuant to Sections 10.7 and 10.8 of this Agreement. For this purpose, the affected Units shall include any Units intended to be transferred or retained by the transferor in an amount of fewer than five (5) Units.

(b) No Member together with its Affiliates shall own Percentage Interests in the Company in excess of thirty percent (30%).”

2. Article X of the Operating Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“10.1  Restrictions on Transfer. No Member shall Transfer all or any portion of an Interest without the prior written consent of the Board of Directors which consent may be withheld in the sole discretion of the Board. Notwithstanding anything contained herein to the contrary, no Member shall Transfer any Unit if, in the determination of the Board, such Transfer would cause the Company to be treated as a Publicly Traded Partnership, and any Transfer of Unit(s) not approved by the Board of Directors or that would result in a violation of the restrictions in this Agreement or applicable law shall be null and void with no force or effect whatsoever, and the intended transferee shall acquire no rights in such Unit.

10.2 Permitted Transfers. Subject to Section 10.1 above and the limits on minimum transfers and total maximum ownership set forth in Section 4.3 of this Agreement, any Transfer of Units made in accordance with the following provisions will constitute a “Permitted Transfer” for purposes of this Agreement:

(a) A Transfer by a Member and any related persons (as defined in the Code) in one or more transactions during any thirty (30) calendar day period of Interests representing in the aggregate more than two percent (2%) of the total Interests in Company;

(b)   A Transfer or series of related Transfers by one or more Members (acting together) which involves the Transfer of fifty percent (50%) or more of the outstanding Units; or

(c)  Transfers of Units effected through a Qualified Matching Services Program; or

(d) A Transfer by gift or bequest only to a spouse or child of such transferring Member, or to a trust established for the benefit of such spouse or child, or to an existing Member of the Company upon ten (10) days’ prior written notice to the Company of such gift or bequest; provided, however, that any such transfers shall be subject to the limitations provided in Sections 4.3(a) and 10.4(c) of this Agreement, as applicable.

10.3  Conditions Precedent to Transfers. The Board of Directors, in its sole discretion, may elect not to recognize any Transfer of Units unless and until the Company has received:

(a)  an opinion of counsel (whose fees and expenses shall be borne by the transferor) satisfactory in form and substance to the Board that such Transfer may be lawfully made without registration or qualification under applicable state and federal securities laws, or such Transfer is properly registered or qualified under applicable state and federal securities laws and if, requested by the Company that such Transfer will not cause the Company to be treated as a Publicly Traded Partnership;

(b)  such documents and instruments of conveyance executed by the transferor and transferee as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer, except that in the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation of legal evidence of such Transfer, in form and substance satisfactory to the Company;

(c)  the transferor's Membership Certificate;

(d)  the transferee's taxpayer identification number and sufficient information to determine the transferee's initial tax basis in the interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns;

(e)  evidence satisfactory in form and substance to the Board that the transferee meets the maximum Unit ownership limitation set forth in Section 4.3(b) of this Agreement; and

(f) other conditions on the Transfer of Units adopted by the Board from time to time as it deems appropriate, in its sole discretion.

10.4 Death of Member.

(a) Upon the death of any Member, the estate or personal representative of the deceased Member shall have the option to request the Company repurchase the deceased Member's Interest subject to and in accordance with the applicable Code and Treasury Regulations regarding Publicly Traded Partnerships. If the estate or personal representative makes such a request, the Company may elect, in its sole discretion and subject to Section 10.4(b) below, to purchase the deceased Member’s Interest at the Redemption Value of such Interest in effect at the date of death as determined in accordance with Section 10.10 below, and on the terms and conditions set forth in Section 10.5 and Section 10.6 below. This request may be made by the deceased Member’s estate or personal representative by providing written notice to the Company within one hundred twenty (120) days after the date of death; provided, however, the Company will not repurchase such interest earlier than sixty (60) days after receipt of the written notice from the estate or personal representative requesting the purchase.

(b) Any Transfer pursuant to this Section 10.4 shall be subject to a determination by the Board that such Transfer shall not cause the Company to be deemed a Publicly Traded Partnership, and such Transfer shall be affected in accordance with this Agreement, the Code and applicable Treasury Regulations, and shall be further subject to the prior approval of the Board which may be withheld in its sole discretion

(c) Beginning August 31, 2005, the estate or personal representative of a deceased Member may not transfer fewer than five (5) Units to any transferee (except in the case where all Units owned by the deceased Member are transferred to a single transferee). Any purported transfer pursuant to this Section 10.4 of fewer than five (5) Units to any transferee, except in the case where all Units are to be transferred to a single transferee, shall be deemed to be an offer by the estate or personal representative to sell the affected Units to the Company in accordance with the terms set forth in Section 10.4(a) above. If the Company elects to purchase the affected Units in that case, the estate or personal representative shall be required to sell the Units to the Company in accordance with such terms and conditions. For this purpose, the affected Units shall include any Units intended to be transferred in an amount of fewer than five (5) Units.

10.5  Payment Terms. If the purchase price for an Interest transferred pursuant to Section 10.4 above exceeds five thousand dollars ($5,000.00), the Company shall have the option to pay for the Interest purchased by paying five thousand dollars ($5,000) at Closing (as defined below) and executing a promissory note for the balance of the purchase price. The promissory note shall be paid in five (5) equal annual installments due on the anniversary date of the Closing and shall accrue interest per annum at a rate determined by the Board which shall not be less than the then current prime rate established by any major bank selected by the Board for loans to the bank’s most creditworthy commercial borrowers. The Company may prepay the promissory note, in whole or in part, at any time without penalty or premium.

10.6 Events in Connection with the Sale of Interests.

(a) If there is a sale of Interest under Section 10.4 of this Agreement to the Company, the closing ("Closing") shall occur at a time mutually agreeable to the parties and in accordance with the time periods set forth in the applicable provision of this Agreement; provided, however, the Closing shall not occur until at least sixty (60) days after the Company’s receipt of notice from the estate or personal representative requesting the Company repurchase the deceased Member’s Interest, but in no event later than one hundred twenty (120) days after the date of the Company’s receipt of such notice.

(b) In the event of a sale of Interest under Section 10.4 of this Agreement to the Company, the purchase price shall be increased or decreased, as the case may be, by an amount equal to any indebtedness owed the deceased Member by the Company, or the deduction of any indebtedness owed the Company by the deceased Member, or both.

(c) In the event of the sale of Interests under this Agreement by a Member, all rights of the Member with respect to the Interest, including the right to vote such Interest and to receive distributions, shall terminate at Closing, except for the Member’s right to receive payment therefor.

10.7 Redemption of Interests.

(a) A Member (the “Requesting Member”) may request redemption of his or her Interest upon not less than sixty (60) calendar days’ prior written notice to the Board of Directors. The Board, in its sole discretion, shall determine whether to redeem such Interest and the Board is under no obligation to redeem any Interest of any Requesting Member.

(b) Notwithstanding anything contained herein to the contrary, any redemption pursuant to this Section 10.7 shall be subject to a determination by the Board, in its sole discretion, that such redemption shall not cause the Company to be deemed a Publicly Traded Partnership, and such redemption shall be affected in accordance with this Agreement, the Code and applicable Treasury Regulations, and shall be further subject to the prior approval of the Board which may be withheld in its sole discretion.

10.8 Redemption Payment.

(a) Upon the redemption of a Member under Section 10.7, the Requesting Member shall be entitled to a payment equal to the Redemption Value of such Member’s Interest in the Company as of the effective date of the (the “Redemption Payment”); provided, however, if the remaining Members of the Company agree to dissolve the Company in accordance with Section 13.1 of this Agreement, then in no event shall such Member be entitled to a Redemption Payment, but such Member will be entitled to such Member’s share of the assets of the Company pursuant to Section 13.3 below.

(b) The Redemption Payment shall not be paid until at least sixty (60) days after the Company’s receipt of the notice from the Requesting Member required under Section 10.7(a) above. The Redemption Payment shall be paid in cash, or if the Redemption Payment exceeds five thousand dollars ($5,000), the Company shall have the option to pay the Redemption Payment by paying five thousand dollars ($5,000) upon the effective date of the redemption and executing a promissory note for the balance of the Redemption Payment. Such note shall be dated and delivered on the effective date of the withdrawal and shall be paid in five (5) equal annual installments due on the anniversary date of the withdrawal and shall accrue interest per annum at a rate determined by the Board which shall not be less than the then current prime rate established by any major bank selected by the Board for loans to the bank’s most creditworthy commercial borrowers. The Company may prepay the promissory note, in whole or in part, at any time without penalty or premium.

(c) The Redemption Payment shall be increased or decreased, as the case may be, by an amount equal to any indebtedness owed the Requesting Member by the Company, or the deduction of any indebtedness owed the Company by the Requesting Member, or both. All rights of the Member with respect to the Interest, including the right to vote such Interest and to receive distributions, shall terminate at Closing, except for the Member’s right to receive payment therefor upon the effective date of the redemption which shall be determined in accordance with Section 10.9 below.

10.9  Effective Date of Transfer.

(a) Any Transfer of a Unit shall be deemed effective as of the day of the month and year: (i) which the Transfer occurs (as reflected by the form of assignment); and (ii) the transferee's name and address and the nature and extent of the Transfer are reflected in the records of the Company; provided, however, the effective date of a Transfer for purposes of allocation of Profits and Losses and for Distributions shall be determined pursuant to Section 10.9(b) below. Any transferee of a Unit shall take subject to the restrictions on Transfer imposed by this Agreement.

(b) The Board, in its sole discretion, may establish interim periods in which Transfers may occur (the “Interim Transfer Periods”); provided, however, the Board shall provide Members reasonable notice of the Interim Transfer Periods and advance notice of any change to the Interim Transfer Periods. For purposes of making allocations of Profits and Losses, and Distributions, the Company will use the interim closing of the books method (rather than a daily proration of profit or loss for the entire period) and, except as otherwise determined by the Board, recognize the Transfer as of the last day of the Interim Transfer Period in which the Member complied with the notice, documentation and information requirements of Article 10. All Distributions shall be made to the owner of record as of the record date as such record date is determined by the Board. The Board the authority to adopt other reasonable methods and/or conventions.

(c) The Board shall have the power and authority to adopt another reasonable method and/or convention with respect to such allocations and distributions; provided, neither the Company, the Board, any Director nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.9 (other than tax liabilities which may be incurred by Members), whether or not the Board or any Director or the Company or any Member has knowledge of any Transfer of ownership of any Interest in the Company.

10.10 Redemption Value. Upon the Transfer of any Interest pursuant to Section 10.4, or the redemption of an Interest pursuant to Section 10.7, the purchase price or Redemption Payment shall be equal to the Redemption Value of the Interest. "Redemption Value" of an Interest on any date shall, unless otherwise specifically provided in this Agreement, be equal to the most recent redemption valuation determination of the per Unit value of the Company by the Board in good faith; provided, that such valuation shall be calculated on a basis as consistent as practicable from period to period. The Board may, in its sole discretion, employ the advice of independent and qualified professionals in the determination of the Redemption Value, but is not under any obligation to do so. The Redemption Value of the Company shall be determined at least annually. Valuations shall generally be performed, at the discretion of the Board, as of the end of each fiscal year of the Company's operations at the annual meeting of the Board; however, the Board, in its sole discretion, may have redemption valuations of the Company performed at any time or from time to time during any year and, except as otherwise specifically provided in this Agreement, shall utilize the results of the most recent valuation in determining the Redemption Value of an Interest for purposes of this Agreement. No Member or any party other than the Board shall have the right to require or request that a new or more recent valuation be performed for purposes of determining the Redemption Value of the Company or an Interest hereunder. The Company shall not establish the Redemption Value more than four (4) times during the Company’s taxable year.

10.11 Expenses. Except as otherwise expressly provided herein, all expenses of the Company incident to the admission of the transferee to the Company as a Member shall be charged to and paid by the transferring Member.

10.12 Pledged Units. Subject to Section 10.1 above and the limits on minimum transfers and total maximum ownership set forth in Section 4.3 of this Agreement, in the event that any Member pledges or otherwise encumbers any part of its Units as security for the payment of a debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Article 10. In the event such pledgee or secured party becomes a Member hereunder pursuant to the exercise of such party's rights under such pledge or hypothecation agreement, such pledgee or secured party shall be bound by all of the terms and conditions of this Agreement. In such case, such pledgee or secured party, and any transferee or purchaser of the Units held by such pledgee or secured party, shall not have any voting rights associated with such Units unless and until the Directors have approved in writing and admitted as a Member hereunder, such pledgee, secured party, transferee or purchaser of such Units.”

Effective Date: August 31, 2005.